Exhibit 5.1

September 18, 2007

Vanguard Natural Resources, LLC
7700 San Felipe, Suite 485
Houston, Texas 77063

Gentlemen:

We have acted as special counsel to Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of up to an aggregate of 5,750,000 common units representing limited liability company interests in the Company (the “Units”).

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware LLC Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Units, when issued and delivered on behalf of the Company against payment therefor as described in the Company’s Registration Statement on Form S-1 (Commission File No. 333-142363), as amended, relating to the Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Validity of the Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Vanguard Natural Resources, LLC September 18, 2007 Page 2

The opinion expressed herein is limited exclusively to the Delaware LLC Act and the laws of the state of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.